UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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  Perma-Fix Environmental Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PERMA-FIX ENVIRONMENTAL SERVICES, INC.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350

NOTICE OF ANNUAL MEETING
To Be Held August 5, 2008

To the Stockholders of Perma-Fix Environmental Services, Inc.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the “Meeting”) of Perma-Fix Environmental Services, Inc. (the “Company”) will be held at the Crowne Plaza Hotel, Atlanta-Airport, 1325 Virginia Avenue, Atlanta, Georgia 30344, on Tuesday, August 5, 2008, at 10:00 a.m. (EDST), for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	To approve the First Amendment to the Company’s 2003 Outside Directors Stock Plan;

3.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the 2008 fiscal year; and

4.	To transact such other business as may properly come before the meeting and at any adjournments thereof.

Only stockholders of record at the close of business on June 16, 2008, will be entitled to notice of, and to vote at, the Meeting or at any postponement or adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purposes relevant to the meeting during ordinary business hours for 10 days prior to the meeting at the offices of the Company. The list will also be available at the meeting.

The Company’s Annual Report for 2007 is enclosed for your convenience.

By the order of the Board of Directors

/s/ Steven Baughman
Steven Baughman
Secretary

Atlanta, Georgia
July 3, 2008

It is important that your shares be represented at the meeting.  Please complete, date, sign and return the accompanying Proxy or vote on the internet at www.continentalstock.com, whether or not you plan to attend the meeting in person. The enclosed return envelope requires no additional postage if mailed in the United States. If a stockholder decides to attend the meeting, he or she may, if so desired, revoke the Proxy and vote in person.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350

PROXY STATEMENT
FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

Solicitation
This Proxy Statement is furnished to the holders of the common stock, par value $.001 (the “Common Stock”), of Perma-Fix Environmental Services, Inc. (the “Company”, “we”, “our”, or “us”) in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be used in voting at the 2008 Annual Meeting of Stockholders to be held at the Crowne Plaza Hotel, Atlanta-Airport, 1325 Virginia Avenue, Atlanta, Georgia, 30344, on Tuesday, August 5, 2008, at 10:00 a.m. (EDST), and any adjournments thereof (the “Meeting”). The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the accompanying Proxy Card were first mailed to stockholders on or about July 3, 2008.

The Company will pay the cost of preparing, printing, assembling, and mailing this Proxy Statement and the Proxy Card. In addition to solicitation by use of the mail, certain of the Company’s officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, telegram or personal interview. The Company will reimburse brokerage houses and custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting materials to their principals, the beneficial owners of Common Stock.

Method of Voting Shares
Via Internet. You have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., EDST, on August 4, 2008. To vote your proxy by internet, have your proxy card available when you access the website at www.continentalstock.com and follow the prompts to vote your shares.

Via Written Ballot. You may also vote your shares by submitting the accompanying proxy card. Complete, date, sign, and return the card. The enclosed return envelope requires no additional postage if mailed in the United States.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet.

Whether or not you plan to attend the Annual Meeting of Stockholders, please submit your vote either by internet or by written proxy card.

Revocation of Proxy
Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Company’s Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote his shares in person may also revoke a proxy.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

Record Date and Voting Shares
Only the holders of Common Stock of record at the close of business on June 16, 2008 (the “Record Date”), will have the right to receive notice of, and be entitled to vote at, the Meeting. At the close of business on the Record Date, 53,762,850 shares of Common Stock were issued and outstanding. Each stockholder of record, as of the Record Date, is entitled to one vote for each share of Common Stock that the stockholder owned as of the Record Date on each matter to be voted upon at the Meeting.

A majority of all of the outstanding shares of Common Stock entitled to notice of, and to vote at, the Meeting, represented in person or by proxy, will constitute a quorum for the holding of the Meeting. The failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.

Pursuant to the General Corporation Law of the State of Delaware, only votes cast “FOR” a matter constitute affirmative votes, except proxies in which the stockholder fails to make a specification as to whether the stockholder votes “FOR,” “AGAINST,” “ABSTAIN” or “WITHHOLD” as to a particular matter shall be considered as a vote “FOR” that matter. Votes in which the stockholder specifies “WITHHOLD” or “ABSTAIN” are counted for quorum purposes. Because abstentions represent shares entitled to vote, an abstention (a) will have no effect on election of directors and (b) will have the effect of a vote against the ratification of the appointment of independent registered public accounting firm and against the approval of the First Amendment to the 2003 Outside Directors Stock Plan. A broker non-vote is counted toward the shares needed for a quorum, but because a broker non-vote is not considered to be eligible to vote, a broker non-vote will be deemed not to have voted on the election of directors, the ratification of the appointment of the Company independent registered public accounting firm, or the approval of the First Amendment to the 2003 Outside Directors Stock Plan. An inspector of election appointed by the Board of Directors will tabulate votes.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation, as amended, provides that each member of the Board of Directors shall hold office until the next annual meeting of stockholders and their successors have been elected and qualified or until their earlier resignation or removal. Successors to those Directors whose terms have expired are required to be elected by stockholder vote. The existing Board of Directors fills vacancies for an unexpired term and any additional positions created by the Board of Directors’ action.

The Company’s Bylaws provide that the number of the Company’s directors (the “Directors”) shall be at least three, and that the number of Directors may be increased or decreased by action of the Board. The Board of Directors currently has determined that the number of Directors shall be eight.

The eight Directors named below have been recommended by the Corporate Governance and Nominating Committee (“Nominating Committee”) to the Board of Directors for election at the Meeting to serve until the next annual meeting of the stockholders and until their respective successors are elected and qualified. All nominees are incumbent Directors. Shares represented by the enclosed proxy will be voted “FOR” the election as Directors of the eight nominees named below, unless authority is withheld. Approval of each nominee for election to the Board of Directors will require the affirmative vote of a plurality of the votes cast by the holders of the Company’s Common Stock, in person or by proxy.

Nominees for Directors
The following sets forth information concerning the eight nominees for election as Directors:

Dr. Louis F. Centofanti Age: 65
Dr. Centofanti has served as Chairman of the Board since he joined the Company in February 1991. Dr. Centofanti also served as President, Director, and Chief Executive Officer of the Company from February 1991 until September 1995, and again in March 1996 was elected to serve as President, Director, and Chief Executive Officer of the Company. From 1985 until joining the Company, Dr. Centofanti served as Senior Vice President of USPCI, Inc., a large hazardous waste management company, where he was responsible for managing the treatment, reclamation and technical groups within USPCI. In 1981 he founded PPM, Inc., a hazardous waste management company specializing in the treatment of PCB contaminated oils, which was subsequently sold to USPCI. From 1978 to 1981, Dr. Centofanti served as Regional Administrator of the U.S. Department of Energy for the southeastern region of the United States. Dr. Centofanti has a Ph.D. and a M.S. in Chemistry from the University of Michigan, and a B.S. in Chemistry from Youngstown State University.

Jon Colin Age: 52

Mr. Colin has served as a Director since December 1996. Mr. Colin is currently President and Chief Executive Officer of LifeStar Response Corporation, a position he has held since April 2002. Mr. Colin served as Chief Operating Officer of LifeStar Response Corporation from October 2000 to April 2002, and a consultant for LifeStar Response Corporation from September 1997 to October 2000. From 1990 to 1996, Mr. Colin served as President and Chief Executive Officer for Environmental Services of America, Inc., a publicly traded environmental services company. Mr. Colin is also a Director at LifeStar Response Corporation, Bamnet Inc, and Environmental Quality Management, Inc. Mr. Colin has a B.S. in Accounting from the University of Maryland.

Robert L. Ferguson Age: 75
Mr. Ferguson was nominated to serve as a Director in June 2007 and subsequently elected a Director at our Annual Meeting of Stockholders held in August 2007. Mr. Ferguson was nominated to serve as a Director in connection with the closing of the acquisition by the Company of Nuvotec (n/k/a Perma-Fix Northwest, Inc.) and its wholly owned subsidiary, Pacific EcoSolutions, Inc. (“PEcoS”) (n/k/a Perma-Fix Northwest Richland, Inc.) in June 2007. See “Certain Relationships and Related Party Transactions - Mr. Robert L. Ferguson.” Mr. Ferguson currently serves as President of Columbia Nuclear, LLC and as a member of the Board of Directors of Vivid Learning System, a publicly traded company. Mr. Ferguson served as Chief Executive Officer and Chairman of the Board of Directors of Nuvotec and PEcoS from December 1998 until its acquisition by us in June 2007. Mr. Ferguson has over 45 years of management and technical experience in the government and private sectors. He served as Chairman of the Board of Technical Resources International, Inc. from 1995 to 1998, Chairman of the Board for UNC Nuclear Industries, Inc. from 1983 to 1985, and CEO for Washington Public Power Supply System from 1980 to 1983.  His government experience from 1961 to 1980 includes various roles for the Atomic Energy Commission, the Energy Research and Development Administration, and the U.S. Department of Energy, including his last assignment as Deputy Assistant Secretary of Nuclear Reactor Programs. Mr. Ferguson also served on the Board of British Nuclear Fuels Inc. He was a founder of Columbia Trust Bank, where he served as a director prior to its acquisition by American West Bank. Mr. Ferguson received his B.S. in Physics from Gonzaga University and attended the US Army Ordnance Guided Missile School, the Oak Ridge School of Reactor Technology, and the Federal Executive Institute.

Jack Lahav Age: 60

Jack Lahav has served as a Director since September 2001. Mr. Lahav is a private investor, specializing in launching and growing businesses. Mr. Lahav devotes much of his time to charitable activities, serving as president, as well as, board member of several charities. Previously, Mr. Lahav founded Remarkable Products Inc. and served as its president from 1980 to 1993. Mr. Lahav was also co-founder of Lamar Signal Processing, Inc.; president of Advanced Technologies, Inc., a robotics company and director of Vocaltech Communications, Inc. Mr. Lahav served as Chairman of Quigo Technologies from 2001 to 2004 and is currently serving as Chairman of Phoenix Audio Technologies and Doclix Inc.

Joe R. Reeder Age: 60

Mr. Reeder served as a Director since April 2003. He has served since April 1999 as Managing Shareholder Mid-Atlantic Region for Greenberg Traurig LLP, one of the nation's largest law firms, with 28 offices and over 1700 attorneys, worldwide. Clientele has included sovereign nations, international corporations, and law firms throughout the U.S. As the 14th Undersecretary of the U.S. Army (1993-97), he served for three years as Chairman of the Panama Canal Commission's Board of Directors where he oversaw a multibillion-dollar infrastructure program.   He sits on the Board of Governors of the National Defense Industry Association (NDIA), Armed Services YMCA, USO, and many other corporate and charitable organizations. He is a frequent television commentator on legal and national security issues.   He is a graduate of West Point and served in the 82d Airborne Division.

Larry M. Shelton Age: 54

Mr. Shelton has served as a Director since July 2006. Mr. Shelton is currently the Chief Financial Officer of S K Hart Management, LC, an investment holding company. He has held this position since 1999. Mr. Shelton was the Chief Financial Officer of Envirocare of Utah, Inc., a waste management company from 1995 until 1999. Mr. Shelton serves on the Board of Directors of Subsurface Technologies, Inc., and Pony Express Land Development Inc. Mr. Shelton has a B.A. in accounting from the University of Oklahoma.

Dr. Charles E. Young Age: 76
Dr. Charles E. Young has served as a Director since July 2003. Dr. Young was President of the University of Florida from November 1999 to January 2004. He also served as Chancellor of the University of California at Los Angeles (UCLA) for 29 years until his retirement in 1997. Dr. Young was formerly the Chairman of the Association of American Universities and served on numerous commissions including the American Council on Education, the National Association of State Universities and Land-Grant Colleges, and the Business-Higher Education Forum. Dr. Young serves on the Board of Directors of I-MARK, Inc., a software and professional services company and AAFL Enterprises, a sports development Company. He previously served on the Board of Directors of Intel Corp., Nicholas-Applegate Growth Equity Fund, Inc., Fiberspace, Inc., and Student Advantage, Inc. Dr. Young has a Ph.D. and M.A. in political science from UCLA and a B.A. from the University of California at Riverside.

Mark A. Zwecker Age: 57

Mark Zwecker has served as a Director since the Company's inception in January 1991. Mr. Zwecker has served as the Director of Finance since 2006 for Communications Security and Compliance Technologies, Inc., a software company developing security products for the mobile workforce. He also serves as an advisor to Plum Combustion, Inc., an engineering and manufacturing company developing high performance combustion technology. Mr. Zwecker served as president of ACI Technology, LLC, from 1997 until 2006, and was vice president of finance and administration for American Combustion, Inc., from 1986 until 1998. In 1983, Mr. Zwecker participated as a founder with Dr. Centofanti in the start up of PPM, Inc. He remained with PPM, Inc. until its acquisition in 1985 by USPCI. Mr. Zwecker has a B.S. in Industrial and Systems Engineering from the Georgia Institute of Technology and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE EIGHT NOMINEES AS THE COMPANY’S DIRECTORS.

Board Independence
The Board of Directors has determined that each of Messrs. Colin, Lahav, Reeder, Shelton, Young, and Zwecker is an “independent director” within the meaning of the applicable National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, Inc. rules and Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Dr. Centofanti is not considered to be an “independent director” because of his employment as a senior executive of the Company. The Board of Directors also does not consider Mr. Ferguson to be “independent” because (a) he served as the Chief Executive Officer and Chairman of the Board of Directors of Nuvotec (n/k/a Perma-Fix Northwest, Inc.), our acquired subsidiary in June 2007, (b) as a former shareholder of Nuvotec who is “accredited” under the rules of Regulation D under the Act, the Company paid Mr. Ferguson a total of $224,560 cash and issued to him 192,783 shares of our Common Stock in July 2007, (c) he is entitled to receive certain contingent consideration under the terms of the acquisition, which he has not received any consideration as of the date of this Proxy Statement, (d) Mr. Ferguson has guaranteed $4.0 million of bank debt and a $1.75 million line of credit assumed by us in the acquisition, which the $1.75 million line of credit was released when we replaced the financial assurance of PEcoS, a subsidiary of Nuvotec, deposited with the State of Washington with our financial assurance, and (e) Mr. Ferguson, as a former shareholder of Nuvotec, is due his share of a $2.5 million note payable by the Company to the former shareholders of Nuvotec. The foregoing consideration includes the amounts and shares paid and payable to entities controlled by Mr. Ferguson. See “Certain Relationships and Related Transaction-Mr. Robert L. Ferguson” for a discussion of certain transactions with Mr. Ferguson.

Meetings and Committees of the Board of Directors
During 2007, the Board of Directors held seven meetings, which included three telephonic meetings. No Director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the committees on which he served during 2007, except Mr. Joe Reeder, who attended 73% of the Board meetings and committee meetings on which he served. Although the Company does not currently have a policy with respect to the attendance of its Directors at annual meetings, the Company encourages each of its Directors to attend whenever possible. During 2007, all Board of Directors attended our Annual Meetings of Shareholders held on August 2, 2007. The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and a Corporate Governance and Nominating Committee.

Audit Committee:
The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of the Company’s independent auditor;

•	pre-approves all auditing services and permitted non-audit services;

•	annually considers the qualifications and independence of the independent auditors;

•	reviews recommendations of independent auditors concerning the Company’s accounting principles, internal controls, and accounting procedures and practices;

•	reviews and approves the scope of the annual audit;

•	reviews and discusses with the independent auditors the audited financial statements; and

•	performs such other duties as set forth in the Audit Committee Charter.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act, and is governed by an Audit Committee Charter that was adopted by the Board of Directors on February 27, 2003, which replaced its previous charter. A copy of the Audit Committee Charter is available on the website at www.perma-fix.com. The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of concerns by employees of the Company regarding accounting or auditing matters.

The Audit Committee members during 2007 were Mark Zwecker (Chairperson), Jon Colin, and Larry Shelton. The Board of Directors has determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee meets at least quarterly and at such additional times as necessary or advisable and held four meetings in 2007.

Compensation and Stock Option Committee:
The Compensation and Stock Option Committee reviews and recommends to the Board of Directors the compensation and benefits of all of the Company’s officers and reviews general policy matters relating to compensation and benefits of the Company’s employees. The Committee also administers the Company’s stock option plans. The Compensation and Stock Option Committee does not have a charter. The members of the Compensation and Stock Option Committee during 2007 were Jack Lahav (Chairperson), Jon Colin, Joe Reeder, and Dr. Charles E. Young. The Compensation and Stock Option Committee held four meetings in 2007.

Corporate Governance and Nominating Committee:
The Corporate Governance and Nominating Committee recommends to the Board of Directors candidates to fill vacancies on the Board, as well as, the nominees for election as the Company’s Directors by the stockholders at each annual meeting of stockholders. Members of the Nominating Committee during 2007 were Dr. Charles E. Young (Chairperson), Jack Lahav, Joe Reeder, and Larry Shelton. The Corporate Governance and Nominating Committee meets at least quarterly and as such times as necessary or advisable and held four meetings in 2007. The Corporate Governance and Nominating Committee adopted a Corporate Governance and Nominating Committee Charter, which is available on our website at www.perma-fix.com. All members of the Corporate Governance and Nominating Committee are "independent" as that term is defined by the current NASDAQ listing standards.

The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of any director candidate recommended by stockholder, because our Board of Directors believes that our by-laws and the procedures noted below provide sufficient guidance for the consideration of such persons so recommended. Although there is no formal procedure for stockholders to recommend nominees for the Board of Directors, the Nominating Committee will consider such recommendations if received in writing, together with all of the information described below as to the person so recommended, 120 days in advance of the annual meeting of stockholders. The Committee will consider appropriate factors such as experience with other organizations, skills, diversity, integrity, judgment and independence. Recommendations should be addressed to the Nominating Committee at the Company’s address and provide all information relating to such person that the stockholder desires to nominate that is required to be disclosed in solicitation of proxies for the election of such nominee, including the nominee’s written consent to serve as a director if so elected. If the Chairman of the Meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded.

Code of Ethics
We have adopted a Code of Ethics that applies to all our executive officers. Our Code of Ethics is available on our website at www.perma-fix.com. If any amendments are made to the Code of Ethics or any grants of waivers are made to any provision of the Code of Ethics to any of our executive officers, we will promptly disclose the amendment or waiver and nature of such amendment of waiver on our website.

Compensation of Directors
Directors who are employees receive no additional compensation for serving on the Board of Directors or its committees. In 2007, as a result of our review of the director compensation provided by a peer group of companies, we increased our monthly payment of fees to our outside directors from $1,500 to $1,750 in order to approximate the director fees paid by companies of comparable size and industry. See “Executive Compensation - Compensation Discussion and Analysis - The Committee’s Processes - Peer Group Assessment” for a description of our peer group. The increase in the director fees was approved by our Board of Directors. In 2007, we provided the following annual compensation to directors who are not employees:

•
as of the date of our 2007 Annual Meeting, each of our continuing non-employee directors was awarded options to purchase 12,000 shares of our Common Stock, and our newly elected director (Mr. Robert L. Ferguson) was awarded options to purchase 30,000 shares of our Common Stock. The grant date fair value of each option award received by our non-employee directors was $2.296 per share, based on the date of grant, pursuant to Statement of Financial Accounting Standard (“SFAS”) 123R;

•
a monthly director fee of $1,750, with the Audit Committee Chairman receiving an additional monthly fee of $2,250, of which 65% or 100%, as selected by the Director, is payable in Common Stock under the 2003 Outside Directors Plan, with the remaining payable in cash;

•
a fee of $1,000 for each board meeting attendance and a $500 fee for each telephonic conference call attendance, of which the fees are payable at 65% or 100% in Common Stock under the 2003 Outside Directors Plan, with the remaining payable in cash; and

•
pursuant to terms of the 2003 Outside Directors Plan, shares of Common Stock payable to directors in lieu of cash are valued based on 75% of the fair market value of the Common Stock determined on the business day immediately preceding the date that the fee is due. (See “2003 Outside Directors Plan”).

The table below summarizes the director compensation expenses recognized by the Company for the director option and stock (resulting from fees earned) awards. The terms of the 2003 Outside Directors Plan are further described below under “2003 Outside Directors Plan.”

Director Compensation Table
Name	Fees Earned or Paid In Cash	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($) (1)	($) (3)		($) (4)	($)	($)	($)	($)

Jon Colin	—	34,001		27,556	—	—	—	61,557
Robert L. Ferguson (2)	3,891	9,633		68,889				82,413
Jack Lahav	—	34,666		27,556	—	—	—	62,222
Joe R. Reeder	—	246,000	(5)	27,556	—	—	—	273,556
Larry M. Shelton	9,275	22,967		27,556	—	—	—	59,798
Charles E. Young	9,275	22,967		27,556	—	—	—	59,798
Mark Zwecker	18,725	46,367		27,556	—	—	—	92,648

(1)
Under the 2003 Outside Directors Plan, each director elects to receive 65% or 100% of the director’s fees in shares of our Common Stock. The amounts set forth below represent the portion of the director’s fees paid in cash and excludes the value of the director’s fee elected to be paid in Common Stock under the 2003 Outside Directors Plan.

(2)
Mr. Robert L. Ferguson was nominated to serve as a Director in June 2007 in connection with the closing of the acquisition by the Company of Nuvotec and PEcoS and subsequently elected as a Board Member at our 2007 Meeting of the Shareholders held on August 2, 2007.

(3)
The number of shares of Common Stock comprising stock awards granted under the 2003 Outside Directors Plan is calculated based on 75% of the closing market value of the Common Stock as reported on the NASDAQ on the business day immediately preceding the date that the quarterly fee is due. Such shares are fully vested on the date of grant. The value of the stock award is based on the market value of our Common Stock at each quarter end times the number of shares as determined in the manner noted.

(4)
Options granted under the Company’s 2003 Outside Directors Plan upon the reelection of the Board of Directors on August 2, 2007. Options are for a 10 year period with an exercise price of $2.95 per share and are fully vested in six months from grant date. The value of the option award is calculated based on the fair value of the option per share ($2.296) on the date of grant pursuant to SFAS 123R. In 2007, the option expense recognized for financial statement purposes totaled $191,000. The remaining $43,000 option expense was recognized by February 2008, upon vesting of the stock option, pursuant to SFAS 123R.

(5)
In addition to the quarterly fees for his service as a member of our Board of Directors, Mr. Reeder was awarded $160,000 in additional fees by the Board of Directors on October 31, 2007, as compensation for his services as the board’s representative in negotiating the agreement to settle the claims brought by the United States, on behalf of the Environmental Protection Agency (“EPA”), against Perma-Fix of Dayton (“PFD”), our former Dayton, Ohio, subsidiary, and resolution of certain other matters relating to that lawsuit. Payment of the fee is governed by the terms of our 2003 Outside Directors Stock Plan. Mr. Reeder elected to receive 100% of his fees payable in stock. As a result, Mr. Reeder was issued 73,818 shares of Common Stock in lieu of cash (based on 75% of the closing price of $2.89/share on October 30, 2007). The fair value of the stock on October 30, 2007 was $213,334. See “Certain Relationships and Related Transactions – Mr. Joe Reeder.”

2003 Outside Directors Plan
We believe that it is important for our directors to have a personal interest in our success and growth and for their interests to be aligned with those of our stockholders. Therefore, under our 2003 Outside Directors Stock Plan (“2003 Plan”), each outside director is granted a 10 year option to purchase up to 30,000 shares of Common Stock on the date such director is initially elected to the Board of Directors, and receives on each reelection date an option to purchase up to another 12,000 shares of Common Stock, with the exercise price being the fair market value of the Common Stock preceding the date that the option is granted. No option granted under the 2003 Plan is exercisable until after the expiration of six months from the date the option is granted and no option shall be exercisable after the expiration of ten years from the date the option is granted. Options to purchase 426,000 shares of Common Stock were granted and are outstanding under the 2003 Plan as of December 31, 2007.

In 2007, we increased our monthly payment of fees to our outside directors from $1,500 to $1,750. In addition, each board member is paid $1,000 for each board meeting attendance as well as $500 for each telephonic conference call. We compensate our Audit Committee Chairman an additional $2,250 for each month of service as Chairman, as result of the additional responsibilities placed on that position. As a member of the Board of Directors, each director elects to receive either 65% or 100% of the director's fee in shares of our Common Stock based on 75% of the fair market value of the Common Stock determined on the business day immediately preceding the date that the quarterly fee is due. The balance of each director’s fee, if any, is payable in cash. In 2007, the fees earned by our outside directors totaled $458,000, which included 73,818 shares of stock valued at $213,334 paid to Mr. Joe Reeder as compensation for his services as the Board’s representative in negotiating the agreement to settle the claims brought by the United States, on behalf of the EPA, against PFD, our former Dayton, Ohio, subsidiary, and resolution of certain other matters relating to that lawsuit. In accordance with the terms of the 2003 Plan, the value of the shares issued to Mr. Reeder was based on 75% of the fair market value of the Common Stock determined on the business day immediately preceding the date that the payment was due. The aggregate amount of accrued directors’ fees at December 31, 2007, to be paid during 2008 to the seven outside directors (Colin, Ferguson, Lahav, Reeder, Shelton, Young and Zwecker) was approximately $100,000. Reimbursements of expenses for attending meetings of the Board are paid in cash at the time of the applicable Board meeting. Although Dr. Centofanti is not compensated for his services provided as a director, Dr. Centofanti is compensated for his services rendered as an officer of the Company. See “EXECUTIVE COMPENSATION — Summary Compensation Table.”

As of the date of this Proxy Statement, we have issued 412,465 shares of our Common Stock in payment of director fees under the 2003 Plan, covering the period October 1, 2002, through December 31, 2007 and 426,000 shares are issuable under outstanding options granted under the 2003 Plan, resulting in only 161,535 shares remaining available for issuance under the 2003 Plan. As described in “Proposal 2 - Approval of the First Amendment to the 2003 Outside Directors Stock Plan,” we are proposing to amend the 2003 Plan to increase from 1,000,000 to 2,000,000 the number of shares of our Common Stock reserved for issuance under the 2003 Plan in order to continue the benefits that are derived by the Company through the 2003 Plan.

In the event of a change of control (as defined in the 2003 Plan), each outstanding option and award granted under the plans shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

Communications with the Board
The Company’s Board of Directors believes that it is important for the Company to have a process that enables stockholders to send communications to the Board.  Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to the Secretary of the Corporation, at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.  The mailing envelope must clearly indicate that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.”  All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors.  The Secretary of the Corporation will make copies of all such letters and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation
During 2007, the Compensation and Stock Option Committee for our Board of Directors was composed of Jack Lahav (Chairperson), Jon Colin, Joe Reeder, and Dr. Charles E. Young. None of the members of the Compensation and Stock Option Committee has been an officer or employee of the Company or has had any related party transaction with the Company requiring disclosure under the SEC regulations, except Mr. Joe Reeder. See “Certain Relationships and Related Transactions - Mr. Joe Reeder” for a discussion of fees paid to Mr. Joe Reeder for his services as the Board’s representative in negotiating a settlement of certain legal proceedings.

Family Relationships
There are no family relationships between any of the Company’s existing Directors, executive officers, or persons nominated or chosen to become a Director or executive officer. Dr. Centofanti is the only Director who is the Company’s employee.

Certain Relationships and Related Transactions

The Company’s Audit Committee acts under its Audit Committee Charter and reviews all related party transactions involving our directors and officers.

Lawrence Properties LLC
During February 2006, our Board of Directors approved and we entered into a lease agreement, whereby we lease property from Lawrence Properties LLC, a company jointly owned by the president of Schreiber, Yonley and Associates, Robert Schreiber, Jr. and his spouse. Mr. Schreiber is a member of our executive management team. The lease is for a term of five years from June 1, 2006. We pay monthly rent expense of $10,000, which we believe is lower than costs charged by unrelated third party landlords. Additional rent will be assessed for any increases over the initial lease commencement year for property taxes or assessments and property and casualty insurance premiums.

Mr. Joe Reeder
The Compensation Committee of our Board of Directors unanimously recommended to the full Board of Directors, and, based on such recommendation, on October 31, 2007, our Board of Directors, with Mr. Reeder abstaining, approved that Mr. Joe R. Reeder, a member of our Board of Directors be paid an additional director’s fee of $160,000 as compensation for his services as the Board’s representative in negotiating the agreement to settle certain claims brought by the United States, on behalf of the EPA, against PFD, our former Dayton, Ohio, subsidiary, for violating certain state and federal clean air statues connected with its operation and resolution of certain other matters relating to that lawsuit. As a fee payable to Mr. Reeder for his services as a member of our Board of Directors, payment of the fee is governed by the terms of our 2003 Outsider Directors Stock Plan. In accordance with the terms of the 2003 Directors Plan, fees payable to a non-employee director may be paid, at the election of the director, either 65% or 100% in shares of our Common Stock, with any balance payable in cash. Mr. Reeder elected to receive 100% of such fee in shares of our Common Stock in lieu of cash. As fees payable to Mr. Reeder on October 31, 2007, Mr. Reeder was issued 73,818 shares of Common Stock in lieu of cash (based on 75% of the closing price of $2.89/share on October 30, 2007). The fair value of the stock on October 30, 2007 is $213,334, which we expensed as director’s fees in the 4th quarter of 2007. The shares were issued to Mr. Reeder on December 31, 2007. The number of shares to be issued under the 2003 Directors Plan in lieu of cash fees is determined by dividing the amount of the fee by 75% of the closing sales price of our common stock on the business day immediately preceding the date that the fee is due.

Mr. David Centofanti
Mr. David Centofanti is not an executive officer, but is employed as our Director of Information Services. For such services, he received total compensation in 2007 of approximately $154,000. Mr. David Centofanti is the son of our Chief Executive Officer and Chairman of our Board, Dr. Louis F. Centofanti. We believe the compensation received by Mr. Centofanti for his technical expertise which he provides to the Company is competitive and comparable to compensation we would have to pay to an unaffiliated third party with the same technical expertise.

Mr. Robert L. Ferguson
On June 13, 2007, we acquired Nuvotec and Nuvotec's wholly owned subsidiary, PEcoS, pursuant to the terms of the Merger Agreement, between us, Nuvotec, PEcoS, and our wholly owned subsidiary. At the time of the acquisition, Robert L. Ferguson was the Chairman, Chief Executive Officer, and individually or through entities controlled by him, the owner of approximately 21.29% of Nuvotec’s outstanding Common Stock.

As consideration for the merger, we agreed to pay the Nuvotec’s shareholders the sum of approximately $11.2 million, payable as follows:

(a)	$2.3 million in cash at closing of the merger;

(b)
an earn-out amount not to exceed $4.4 million over a four year period ("Earn-Out Amount"), with the first $1.0 million of the Earn-Out Amount to be placed in an escrow account to satisfy certain indemnification obligations under the Merger Agreement of Nuvotec, PEcoS, and the shareholders of Nuvotec (including Mr. Ferguson) to us that are identified by us within two years following the merger. If under the terms of the Earn-Out, we become obligated to place the first $1.0 million of the Earn-Out Amount into escrow, we may have certain claims against a portion of the $1.0 million to be placed into escrow as discussed below; and

(c)
payable only to the shareholders of Nuvotec that qualified as accredited investors pursuant to Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (which includes Mr. Ferguson):

●
$2.5 million, payable over a four year period, unsecured and nonnegotiable and bearing an annual rate of interest of 8.25%, with (i) accrued interest only payable on June 30, 2008, (ii) $833,333.33, plus accrued and unpaid interest, payable on June 30, 2009, (iii) $833,333.33, plus accrued and unpaid interest, payable on June 30, 2010, and (iv) the remaining unpaid principal balance, plus accrued and unpaid interest, payable on June 30, 2011 (collectively, the "Installment Payments"). The Installment Payments may be prepaid at any time by Perma-Fix without penalty; and

●
709,207 shares of our Common Stock, with such number of shares determined by dividing $2.0 million by 95% of average of the closing price of the Common Stock as quoted on the NASDAQ during the 20 trading days period ending five business days prior to the closing of the merger.

At the closing of the merger, the Nuvotec debt was approximately $9.4 million, of which approximately $3.7 million was for PEcoS. Approximately $8.9 million of the $9.4 million was owed to KeyBank National Association. We paid approximately $5.4 million of the total debt, with payment of approximately $4.9 million on the KeyBank debt. Of the amount of remaining debt, $4.0 million is owed by Perma-Fix Northwest under a credit facility with KeyBank. The KeyBank credit facility and a related $1.75 million line of credit with KeyBank is guaranteed by Mr. Ferguson and another individual who prior to the merger was a stockholder, officer, and director of Nuvotec and PEcoS. The $1.75 million line of credit was released when we replaced the financial assurance of PEcoS (a subsidiary of Nuvotec) deposited with the State of Washington with Perma-Fix’s financial assurance.

We paid Mr. Ferguson and entities controlled by him, as accredited stockholders in Nuvotec, a total of $224,560 cash and issued to him and the entities controlled by him a total of 192,783 shares of our Common Stock in consideration for the merger pursuant to the terms described above. The fair market value of the 192,783 shares of Common Stock issued to Mr. Ferguson was $584,133, based on the closing price of our Common Stock on July 23, 2007, the date of issuance. Mr. Ferguson and the entities controlled by him will also be entitled to receive 21.29% of the total Earn-Out Amount and 27.18% of the Installment Payments payable under the terms of the Merger Agreement, based on the proportionate share of Nuvotec’s Common Stock owned prior to the merger by Mr. Ferguson and entities controlled by him.

The EPA has alleged that prior to the date that we acquired the PEcoS facility, the PEcoS facility was in violation of certain regulatory provisions relating to the facility’s handling of certain hazardous waste and Polychlorinated Biphenyl (“PCB”) waste. In connection with these alleged violations, during May 2008, the EPA advised the facility that in the view of EPA, a total penalty of $317,500 is appropriate to settle the alleged violations. We are attempting to negotiate with EPA a reduction in the proposed fine. Under the agreements relating to our acquisition of Nuvotec and PEcoS, we may have certain claims against a portion of the $1 million of the Earn-Out Amount that may be placed into escrow under the terms of the earn-out to satisfy the indemnification obligations of the former shareholders of Nuvotec (including Mr. Ferguson) in connection with these allegations made by the EPA.

In connection with the merger, our Board of Directors agreed to increase the number of our directors from seven to eight and to take reasonable action to nominate and recommend Mr. Ferguson for election as a member of our Board of Directors, if such nomination would not breach any fiduciary duties or legal requirements of our Board. The Board of Directors subsequently determined that nominating Mr. Ferguson for election as a member of our Board would not breach the Board's fiduciary duties or legal requirements. Accordingly, our Corporate Governance and Nominating Committee considered Mr. Ferguson’s qualifications and nominated him for election to the Board. Our shareholders elected Mr. Ferguson as a director at our 2007 annual meeting held on August 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, and the regulations promulgated thereunder require our executive officers and directors and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership of our Common Stock with the Securities and Exchange Commission (“SEC”), and to furnish us with copies of all such reports. Based solely on a review of the copies of such reports furnished to us and written information provided to us, we believe that during 2007 none of our executive officers, directors, or beneficial owners of more than 10% of our Common Stock failed to timely file reports under Section 16(a).

Audit Committee Report
The Audit Committee is responsible for providing independent objective oversight of the Company’s accounting functions and internal controls. In accordance with rules adopted by the Commission, the Audit Committee of the Company states that:

•	The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2007.

•
The Audit Committee has discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”), as modified or supplemented.

•
The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP, required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as modified or supplemented, and has discussed with BDO Seidman, LLP, the independent registered public accounting firm’s independence.

In connection with the Audit Committee’s discussion with BDO Seidman, LLP, as described above, the Audit Committee discussed and considered the nature and scope of the non-audit services performed by Cross Fernandez & Riley, LLP (“CFR”, member of the BDO alliance network of firms) for the year ended December 31, 2007, and determined that the audit and non-audit services provided by BDO Seidman, LLP and CFR were compatible with maintaining the independence of BDO Seidman, LLP.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also appointed BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2008.

This report is submitted on behalf of the members of the Audit Committee:

Mark Zwecker (Chairperson)
Jon Colin
Larry Shelton

The Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS
The following table sets forth, as of the date hereof, information concerning our executive officers:

NAME	AGE	POSITION
Dr. Louis F. Centofanti	65	Chairman of the Board, President and Chief Executive Officer
Mr. Steven Baughman	49	Chief Financial Officer, Vice President, and Secretary
Mr. Larry McNamara	59	Chief Operating Officer
Mr. Robert Schreiber, Jr.	57	President of SYA, Schreiber, Yonley & Associates, a subsidiary of the Company, and Principal Engineer

Dr. Louis F. Centofanti
See “Election of Directors” for further information on Dr. Centofanti.

Mr. Steven Baughman
Mr. Baughman has served as Vice President and Chief Financial Officer since May 15, 2006. Mr. Baughman was previously employed by Waste Management, Inc. from 1994 to 2005, serving in various capacities, including: Vice President Finance, Control and Analysis from 2001 to 2005, and Vice President, International Controller from 1999 to 2001. Mr. Baughman has BS degrees in Accounting and Finance from Miami University (Ohio), and is a Certified Public Accountant.

Mr. Larry McNamara
Mr. McNamara has served as Chief Operating Officer since October 2005. From October 2000 to October 2005, he served as President of the Company’s Nuclear Waste Management Services segment. From December 1998 to October 2000, he served as Vice President of the Company's Nuclear Waste Management Services Segment. Between 1997 and 1998, he served as Mixed Waste Program Manager for Waste Control Specialists (WCS) developing plans for the WCS mixed waste processing facilities, identifying markets and directing proposal activities. Between 1995 and 1996, Mr. McNamara was the single point of contact for the DOD to all state and federal regulators for issues related to disposal of Low Level Radioactive Waste and served on various National Committees and advisory groups. Mr. McNamara served, from 1992 to 1995, as Chief of the Department of Defense Low Level Radioactive Waste office. Between 1986 and 1992, he served as the Chief of Planning for the Department of Army overseeing project management and program policy for the Army program. Mr. McNamara has a B.S. from the University of Iowa.

Mr. Robert Schreiber, Jr.
Mr. Schreiber has served as President of SYA since the Company acquired the environmental engineering firm in 1992. Mr. Schreiber co-founded the predecessor of SYA, Lafser & Schreiber in 1985, and served in several executive roles in the firm until our acquisition of SYA. From 1978 to 1985, Mr. Schreiber served as Director of Air programs and all environmental programs for the Missouri Department of Natural Resources. Mr. Schreiber provides technical expertise in wide range of areas including the cement industry, environmental regulations and air pollution control. Mr. Schreiber has a B.S. in Chemical Engineering from the University of Missouri – Columbia.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Our long-term success depends on our ability to efficiently operate our facilities, evaluate strategic acquisitions within our Nuclear Segment, and to continue to research and develop innovative technologies in the treatment of nuclear waste, mixed waste and industrial waste. To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation and Stock Option Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing, and continually monitoring adherence with our compensation philosophy. The Committee attempts to ensure that the total compensation paid to the named executive officers is fair, reasonable, and competitive. Generally, the Committee attempts to provide the types of compensation and benefits to the named executive officers that are similar to those provided to other executive officers at similar sized companies and industries.

Compensation Philosophy and Objectives
The Committee evaluates both executive performance and compensation to ensure that we maintain our ability to attract superior employees in key positions and to remain competitive relative to the compensation paid to similarly situated executives of our peer companies. The Committee believes executive compensation packages provided to our executives, including the named executive officers, should include both cash and equity-based compensation that provide rewards for performance. The Committee bases it executive compensation program on the following criteria:

•
Compensation should be based on the level of job responsibility, executive performance, and company performance. Executive officers’ pay should be more closely linked to company performance than that of other employees because the executive officers have a greater ability to affect our results.

•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals.

•	Compensation should reward performance.

•	Compensation should motivate executives to achieve our strategic and operational goals.

Role of Executive Officers in Compensation Decisions
The Committee approves all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our officers. Decisions regarding the non-equity compensation of other officers are made by the Chief Executive Officer.

The Chief Executive Officer annually reviews the performance of each of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). Based on such reviews, the Chief Executive Officer presents a recommendation to the Committee, which may include salary adjustments, bonus and equity based awards, and annual award. The Committee exercises its discretion in accepting or modifying all such recommendations. Historically, the Chief Executive Officer’s recommendations have generally been approved by the Committee.

The Committee’s Processes
The Compensation Committee has established certain processes designed to achieve our executive compensation objectives. These processes include the following:

•
Company Performance Assessment. The Committee assesses our performance in order to establish compensation ranges and, as described below, to assist the Committee in establishing specific performance measures that determine incentive compensation under the Company’s Executive Management Incentive Plan. For this purpose, we consider numerous measures of performance of both us and industries with which we compete.

•
Individual Performance Assessment. Because the Committee believes that an individual’s performance should effect an individual’s compensation, the Committee evaluates each named executive officer’s performance. With respect to the named executive officers, other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer. With respect to all named executive officers, the Committee exercises its judgment based on its interactions with the executive officer, such officer’s contribution to our performance and other leadership achievements.

•
Peer Group Assessment. The Committee benchmarks our compensation program with a group of companies against which the Committee believes we compete for talented individuals (the “Peer Group”). The composition of the Peer Group is periodically reviewed and updated by the Committee. The companies currently comprising the Peer Group are Clean Harbors, Inc., American Ecology Corporation, and EnergySolutions, Inc. The Committee considers the Peer Group’s executive compensation programs as a whole and the compensation of individual officers if job responsibilities are meaningfully similar. The Committee sets compensation for executive officers at levels paid to similarly situated executives of the companies comprising the Peer Group. The Committee also considers individual factors such as experience level of the individual and market conditions. The Committee believes that the Peer Group comparison helps insure that our executive compensation program is competitive with other companies in the industry.

2007 Executive Compensation Components
For the fiscal year ended December 31, 2007, the principal components of compensation for executive officers were:

•	base salary;
•	performance-based incentive compensation;
•	long term incentive compensation;
•	retirement and other benefits; and
•	perquisites and other personal benefits.

Salary accounted for approximately 89.7% of the total compensation of the executive officers while non-equity incentive, option award, and other compensation accounted for approximately 10.3% of the total compensation of the executive officers.

Base Salary
The Company provides the named executive officers, other officers, and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data and comparisons to the Peer Group. The base salary ranges for our executives are comparable to the Peer Group.

During its review of base salaries for executives, the Committee primarily considers:

•	market data and Peer Group comparisons;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of members of the executive are based on the Committee’s assessment of the individual’s performance.

Performance-Based Incentive Compensation
The Committee has the latitude to design cash and equity-based incentive compensation programs to promote high performance and achievement of our corporate objectives by Directors and the named executives, encourage the growth of stockholder value and enable employees to participate in our long-term growth and profitability. The Committee may grant stock options and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. In addition, the Chief Executive Officer has discretionary authority to grant stock options to certain high-performing executives.

All awards of stock options are made at or above the market price at the time of the award. Stock options may be awarded to newly hired or promoted executives at the discretion of the Committee, following the hiring or promotion. Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date.

Executive Management Incentive Plan
In 2005, the Board of Directors adopted the Executive Management Incentive Plan (the “MIP”), which became effective January 1, 2006 for the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. The MIP is an annual cash incentive program under the management incentive plans. The MIP provides guidelines for the calculation of annual cash incentive based compensation, subject to Committee oversight and modification. The Committee considers whether an MIP should be established for the next succeeding year and, if so, approves the group of employees eligible to participate in the MIP for that year. Prior to 2007, the Committee established the MIP for 2007. The MIP includes various incentive levels based on the participant’s responsibilities and impact on Company operations, with target award opportunities that are established as a percentage of base salary. These targets range from 26% of base salary to 50% of base salary for the Company’s named executive officers.

For fiscal 2007, 70% of a named executive officer’s MIP award was based upon achievement of corporate financial objectives relating to revenue and net income targets based on board approved budget, with each component accounting for 15% and 55%, respectively, of the total corporate financial objective portion of the MIP award. The remaining 30% of an executive’s MIP award was based upon health & safety incidents and permit & license compliance targets. Each year, the Committee sets target and maximum levels for each component of the corporate financial objective portion of the MIP. Payments of awards under the MIP are contingent upon the achievement of such objectives for the current year. Executive officers participating in the MIP receive:

•	no payment for the corporate financial objective portion of the MIP award unless we achieve the target performance level (as computed for the total corporate financial objective portion);

•
a payment of at least 100% but less than 175% of the target award opportunity for the corporate financial objective portion of the MIP award if we achieve or exceed the target performance level but do not attain the maximum performance level; and

•	a payment of 175% of the target award opportunity for the corporate financial objective portion of the MIP award if we achieve or exceed the maximum performance level.

Upon completion of each fiscal year, the Committee assesses the performance of the Company for each corporate financial objective of the MIP comparing the actual fiscal year results to the pre-determined target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated.

Generally, the Committee sets the target level for earnings using our annually approved budget for the upcoming fiscal year. Minimum target objectives are set between 80% - 100% of the Company’s budget. Maximum earnings objectives are set at 161% or higher of the Company’s budget. In making the annual determination of the target and maximum levels, the Committee may consider the specific circumstances facing the Company during the coming year. The Committee generally sets the target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Each of the executive officers for the fiscal year ended December 31, 2006, received the following payments in March 2007 under the MIP for fiscal year 2006 performance.
Name	2006 MIP Bonus Award

Dr. Louis F. Centofanti	$55,530
Steven T. Baughman	$37,693
Larry McNamara	$47,463
Robert Schreiber, Jr.	$—

For 2007, the potential MIP bonus award for each named executive officer was as follows:

Annual Bonus Award (Percentage of 2007 Base Salary)

Name	Target	Maximum

Dr. Louis F. Centofanti	48%	144%
Steven T. Baughman	25%	121%
Larry McNamara	48%	144%

In fiscal year ended December 31, 2007, our named executives, with the exception of Mr. Schreiber, reached 88.03% of the revenue component under the MIP, resulting in the following bonus awards under the MIP for 2007:

Name	2007 MIP Bonus Award

Dr. Louis F. Centofanti	$17,550
Steven T. Baughman	$7,800
Larry McNamara	$15,000
Robert Schreiber, Jr.	$—

The above awards made to Executive officers under the MIP for performance in 2007 were paid on May 16, 2008, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Employee Stock Option Plan
The 2004 Stock Option Plan (the “Option Plan”) encourages participants to focus on long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in us. Stock options succeed by delivering value to the executive only when the value of our stock increases. The Option Plan authorizes the grant of non-qualified stock options and incentive stock options for the purchase of Common Stock.

The Option Plan assists the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Stock option award levels are determined based on market data, vary among participants based on their positions with us and are granted at the Committee’s regularly scheduled March meeting. Newly hired or promoted executive officers who are eligible to receive options are awarded such options at the next regularly scheduled Committee meeting following their hire or promotion date.

Options are awarded with an exercise price equal to the closing price of the Company’s Common Stock on the date of the grant as reported on the NASDAQ. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

No options were granted to any named executives in 2007 due to timing constraints resulting from our acquisition and divestiture efforts. The stock options granted prior to 2006 generally have a ten year term with annual vesting of 20% over a five year period. In anticipation of the adoption of SFAS 123R, on July 28, 2005, the Committee approved the acceleration of all outstanding and unvested options as of the approval date. The options granted in 2006 by the Committee are for a six year term with vesting period of three years at 33.3% increment per year. Vesting ceases upon termination of employment and exercise right of the vested option amount ceases upon 3 months from termination of employment except in the case of death, disability, or retirement (subject to a six month limitation for death or retirement), or disability (subject to a one year limitation). Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option.

In the event of a change of control (as defined in the “1993 Non-Qualified Stock Option Plan” and “2004 Stock Option Plan”) of the Company, each outstanding option and award granted under the plans shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

Accounting for Stock-Based Compensation
On January 1, 2006, we adopted Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised) ("SFAS 123R"), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, superseding APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes accounting standards for entity exchanges of equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.  SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values.

We adopted SFAS 123R utilizing the modified prospective method in which compensation cost is recognized beginning with the effective date based on SFAS 123R requirements for all (a) share-based payments granted after the effective date and (b) awards granted to employees and directors prior to the effective date of SFAS 123R that remain unvested on the effective date.

Prior to our adoption of SFAS 123R, on July 28, 2005, the Compensation and Stock Option Committee of the Board of Directors approved the acceleration of vesting for all the outstanding and unvested options to purchase Common Stock awarded to employees as of the approval date. The Board of Directors approved the accelerated vesting of these options based on the belief that it was in the best interest of our stockholders to reduce future compensation expense that would otherwise be required in the statement of operations upon adoption of SFAS 123R, effective beginning January 1, 2006.

Retirement and Other Benefits

401(k) Plan
We adopted the Perma-Fix Environmental Services, Inc. 401(k) Plan (the “401(k) Plan”) in 1992, which is intended to comply with Section 401 of the Internal Revenue Code and the provisions of the Employee Retirement Income Security Act of 1974. All full-time employees who have attained the age of 18 are eligible to participate in the 401(k) Plan. Eligibility is immediate upon employment but enrollment is only allowed during two yearly open periods of January 1 and July 1. Participating employees may make annual pretax contributions to their accounts up to 100% of their compensation, up to a maximum amount as limited by law. We, at our discretion, may make matching contributions based on the employee’s elective contributions. Company contributions vest over a period of five years. We currently match 25% of our employees’ contributions. We contributed $418,000 in matching funds during 2007, with $17,000 for our named executive officers during 2007.

Perquisites and Other Personal Benefits
The Company provides executive officers with limited perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The executive officers are provided an auto allowance.

Proposed Employment Agreements
On March 1, 2007, the Board of Directors authorized us to enter into employment agreements with our named executives, if management deems such agreements are in our best interest. As of the date of this Proxy Statement, management has not determined whether finalizing such agreements is in our best interests, and none of our named executives has entered into any employment agreement with us.

If management determines that such employment agreements are in our best interest and completes the agreements, it is anticipated that such employment agreements would be effective for three years, unless earlier terminated by us with or without cause or by the executive officer for “good reason” or any other reason. If the executive officer’s employment is terminated due to death, disability or for cause, it is anticipated that we would pay to the executive officer or to his estate a lump sum equal to the sum of any unpaid base salary through the date of termination, any earned or unpaid incentive bonus, and any benefits due to the executive officer under any employee benefit plan, excluding any severance program or policy (the “Accrued Amounts”).

If the executive officer terminates his employment for good reason or is terminated without cause, it is anticipated that the employment agreements will provide that we would be required to pay the executive officer a sum equal to the total Accrued Amounts and one year of full base salary. If the executive terminates his employment for a reason other than for good reason, it is anticipated that the Company would pay to the executive the amount equal to the Accrued Amounts. The employment agreements would provide, when finalized, that if there is a Change in Control (to be defined in the agreements), that all outstanding stock options to purchase common stock held by the executive officer will immediately become exercisable in full.

Compensation Committee Report
The Committee of the Company has reviewed and discussed this Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND STOCK OPTION COMMITTEE
Jack Lahav, Chairman
Jon Colin
Joe Reeder
Dr. Charles E. Young

Summary Compensation Table
The following table summarizes the total compensation paid or earned by each of the executive officers for the fiscal years ended December 31, 2007 and 2006. Currently, we do not have any employment agreements with any of the named executive officers, but see the discussion under “Compensation and Discussion Analysis - Proposed Employment Agreements.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Non- Qualified Deferred Compensation Earning	All other Compensation	Total Compensation
		($)	($)	($)	($) (4)	($)		($)	($) (5)	($)

Dr. Louis Centofanti	2007	241,560	—	—	28,918	17,550	(2)	—	12,875	271,985
Chairman of the Board,	2006	232,269	—	—	24,098	143,324	(3)	—	13,601	413,292
President and Chief
Executive Officer

Steven Baughman (¹)	2007	205,200	—	—	29,230	7,800	(2)	—	12,875	225,875
Vice President and Chief	2006	123,077	—	—	18,269	63,709	(3)	—	9,000	214,055
Financial Officer

Larry McNamara	2007	206,769	—	—	72,295	15,000	(2)	—	12,875	234,644
Chief Operating Officer	2006	193,558	—	—	60,246	122,500	(3)	—	12,750	389,054

Robert Schreiber, Jr.	2007	197,000	500	—	7,229	—		—	18,114	215,614
President of SYA	2006	158,292	—	—	6,025	5,915		—	14,502	184,734

(1)	Appointed as Vice President and Chief Financial Officer in May 2006.

(2)	Represents 2007 performance compensation earned in 2007 under the Company’s MIP, which was paid on May 16, 2008.

(3)
Represents 2006 performance compensation earned in 2006 under the Company’s MIP. The amount includes $55,530, $37,693, and $47,463 earned by Dr. Centofanti, Mr. Baughman, and Mr. McNamara, respectively, in 4th quarter of 2006, which was paid on March 15, 2007. The MIP is described under the heading “Executive Management Incentive Plan” under “Compensation Discussion and Analysis.”

(4)
This amount reflects the expense to the Company for financial statement reporting purposes for the fiscal year indicated, in accordance with FAS 123(R) of options granted under the Option Plan. There was no expense for options granted prior to 2006, which were fully vested prior to 2006, and are not included in these amounts. No options were granted to any named executives in 2007.

(5)	The amount shown includes a monthly automobile allowance of $750 or the use of a company car, and where applicable, our 401(k) matching contribution.

The compensation plan under which the awards in the following “Grant of Plan-Based Awards Table” were made are described in the Compensation Discussion and Analysis section, and include the Company’s MIP, which is a non-equity incentive plan, and the Company’s 2004 Stock Option Plan, which provides for grant of stock options to our employees. In 2007, the Company did not grant any options to any named executives or employees.

Grant of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shared of	All other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold $	Target $ (1)	Maximum $ (1)	Threshold $	Target $	Maximum $	Stock or Units (#)	Options (#)	Awards ($/Sh)	Awards($/Sh)

Dr. Louis Centofanti	N/A	—	117,000	204,748	—	—	—	—	—	—	—

Steven Baughman	N/A	—	52,000	91,012	—	—	—	—	—	—	—

Larry McNamara	N/A	—	100,000	175,000	—	—	—	—	—	—	—

Robert Schreiber, Jr.	N/A	—	—	—	—	—	—	—	—	—	—

(1)
The amounts shown in column titled “Target” reflects the minimum payment level under the Company’s Executive Management Incentive Plan which is paid with the achievement of 80% to 100% of the target performance level. The amount shown in column titled “Maximum” reflects the maximum payment level of 175% of the target performance level. These amounts are based on the individual’s current salary and position.

The following table sets forth unexercised options held by the named executive officers as of December 31, 2007 fiscal year-end.

Outstanding Equity Awards at Fiscal Year End 2007

	Option Awards							Stock Awards
Name	Number of underlying Unexercised Options (#) Exercisable		Number of underlying Unexercised Options (#) (1) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Dr. Louis Centofanti	75,000		—		—	1.25	4/10/2010	—	—	—	—
	100,000		—		—	1.75	4/3/2011	—	—	—	—
	100,000		—		—	2.19	2/27/2013	—	—	—	—
	33,333	(2)	66,667	(2)	—	1.86	3/2/2012	—	—	—	—

Steven Baughman	—	(3)	66,667	(3)	—	1.85	5/15/2012	—	—	—	—

Larry McNamara	50,000		—		—	1.25	4/10/2010	—	—	—	—
	120,000		—		—	1.75	4/3/2011	—	—	—	—
	100,000		—		—	2.19	2/27/2013	—	—	—	—
	83,333	(2)	166,667	(2)	—	1.86	3/2/2012	—	—	—	—

Robert Schreiber, Jr.	15,000		—		—	1.25	10/14/2008	—	—	—	—
	15,000		—		—	1.25	4/10/2010	—	—	—	—
	50,000		—		—	1.75	4/3/2011	—	—	—	—
	50,000		—		—	2.19	2/27/2013	—	—	—	—
	8,333	(2)	16,667	(2)	—	1.86	3/2/2012	—	—	—	—

(1)
In the event of a change in control (as defined in the Option Plan) of the Company, each outstanding option and award shall immediately become exercisable in full notwithstanding the vesting or exercise provisions contained in the stock option agreement.

(2)	Incentive stock option granted on March 2, 2006 under the Company’s Option Plan. The option is for a six year term and vests over a three year period, at 33.3% increments per year.

(3)
Incentive stock option for the purchase of up to 100,000 shares of Common Stock granted on May 15, 2006 under the Company’s Option Plan. The option is for a six year term and vests over a three year period, at 33.3% increments per year. Options to acquire 33,333 shares options became vested on May 15, 2007 and were exercised by Mr. Baughman on May 15, 2007.

The following table sets forth the number of options exercised by the named executive officers in 2007:

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercises (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Dr. Louis F. Centofanti	—	—	—	—

Steven Baughman	33,333	29,666	—	—

Larry Mcnamara	—	—	—	—

Robert Schreiber, Jr.	—	—	—	—

(1)	Based on the difference between the closing price of our Common Stock reported on the NASDAQ Capital Market on the exercise date and the exercise price of the option.

Equity Compensation Plans
The following table sets forth information as of December 31, 2007, with respect to our equity compensation plans.

	Equity Compensation Plan
Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans Approved by stockholders	2,590,026	$1.91	1,206,534
Equity compensation plans not Approved by stockholders	—	—	—
Total	2,590,026	$1.91	1,206,534

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners
The table below sets forth information as to the shares of voting securities beneficially owned as of June 16, 2008, by each person known by us to be the beneficial owners of more than 5% of any class of our voting securities.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Ownership	Percent Of Class (1)
Rutabaga Capital Management LLC/MA (2)	Common	5,166,389	9.61%
Jeffrey L Gendell, et al(3)	Common	5,021,281	9.34%
Pictet Asset Management, LTD (4)	Common	4,876,460	9.07%
Heartland Advisors, Inc. Management (5)	Common	3,994,345	7.43%

(1) The number of shares and the percentage of outstanding Common Stock beneficially owned by a person are based upon 53,762,850 shares of Common Stock issued and outstanding on June 16, 2008, and the number of shares of Common Stock which such person has the right to acquire beneficial ownership of within 60 days. Beneficial ownership by our stockholders has been determined in accordance with the rules promulgated under Section 13(d) of the Exchange Act.

(2) This information is based on the Schedule 13F-HR, filed with the SEC on May 2, 2008, which provides that Rutabaga Capital Management LLC/MA, an investment advisor, has sole voting power and sole dispositive power over all of these shares. The address of Rutabaga Capital Management LLC/MA is 64 Broad Street, Boston, MA 02109.

(3) This information is based on the Schedule 13F, filed with the SEC on May 14, 2008, which provides that Jeffrey L Gendell, as managing principal for Tontine Partners LP, an investment firm, has sole voting and dispositive power over all of these shares. Mr. Gendell’s address is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(4) This information is based on the Schedule 13F-HR, filed with the SEC on May 9, 2008, which provides that Pictet Asset Management, SA, an investment firm, has sole dispositive voting power over all of these shares but sole voting power over 4,361,000 shares and no voting power over 515,460 shares. The address of Pictet Asset Management, SA is Route Des Acacias 60, 1211 Geneva CH.

(5) This information is based on the Schedule 13F, filed with the SEC on May 15, 2008, which provides that Heartland Advisors, Inc. an investment advisor, has sole dispositive power over all of these shares but sole voting power over 3,747,745 and no voting power over 246,600 shares. The address of Heartland Advisors, Inc. is 789 North Water Street, Suite 500, Milwaukee, WI 53202.

Capital Bank represented to us that:

•	Capital Bank holds of record as a nominee for, and as an agent of, certain accredited investors, 4,014,319 shares of our Common Stock.;
•	All of the Capital Bank's investors are accredited investors;
•
None of Capital Bank's investors beneficially own more than 4.9% of our Common Stock and to its best knowledge, none of Capital Bank’s investors act together as a group or otherwise act in concert for the purpose of voting on matters subject to the vote of our stockholders or for purpose of dispositive or investment of such stock;

•	Capital Bank's investors maintain full voting and dispositive power over the Common Stock beneficially owned by such investors; and
•	Capital Bank has neither voting nor investment power over the shares of Common Stock owned by Capital Bank, as agent for its investors.
•
Capital Bank believes that it is not required to file reports under Section 16(a) of the Exchange Act or to file either Schedule 13D or Schedule 13G in connection with the shares of our Common Stock registered in the name of Capital Bank.

•
Capital Bank is not the beneficial owner, as such term is defined in Rule 13d-3 of the Exchange Act, of the shares of Common Stock registered in Capital Bank’s name because (a) Capital Bank holds the Common Stock as a nominee only and (b) Capital Bank has neither voting nor investment power over such shares.

Notwithstanding the previous paragraph, if Capital Bank's representations to us described above are incorrect or if Capital Bank's investors are acting as a group, then Capital Bank or a group of Capital Bank's investors could be a beneficial owner of more than 5% of our voting securities. If Capital Bank is deemed the beneficial owner of such shares, the following table sets forth information as to the shares of voting securities that Capital Bank may be considered to beneficially own on June 16, 2008.

Name of Record Owner	Title Of Class	Amount and Nature of Ownership		Percent Of Class (1)
Capital Bank Grawe Gruppe (2)	Common	4,014,319	(2)	7.47%

(1) This calculation is based upon 53,762,850 shares of Common Stock issued and outstanding on June 16, 2008 plus the number of shares of Common Stock which Capital Bank, as agent for certain accredited investors has the right to acquire within 60 days, which is none.

(2) This amount is the number of shares that Capital Bank has represented to us that it holds of record as nominee for, and as an agent of, certain of its accredited investors. As of the date of this report, Capital Bank has no warrants or options to acquire, as agent for certain investors, additional shares of our Common Stocks. Although Capital Bank is the record holder of the shares of Common Stock described in this note, Capital Bank has advised us that it does not believe it is a beneficial owner of the Common Stock or that it is required to file reports under Section 16(a) or Section 13 of the Exchange Act. Capital Bank's address is Burgring 16, A-8010 Graz, Austria.

Security Ownership of Management
The following table sets forth information as to the shares of voting securities beneficially owned as of June 16, 2008, by each of our Directors and named executive officers and by all of our directors and executive officers as a group. Beneficial ownership has been determined in accordance with the rules promulgated under Section 13(d) of the Exchange Act. A person is deemed to be a beneficial owner of any voting securities for which that person has the right to acquire beneficial ownership within 60 days.

Name of Beneficial Owner(2)	Number of Shares Of Common Stock Beneficially Owned		Percentage of Common Stock (1)
Dr. Louis F. Centofanti (3)	1,184,601	(3)	2.19%
Jon Colin (4)	165,341	(4)	*
Robert L. Ferguson (5)	222,783	(5)	*
Jack Lahav (6)	728,168	(6)	1.35%
Joe Reeder (7)	410,184	(7)	*
Larry M. Shelton (8)	50,397	(8)	*
Dr. Charles E. Young (9)	99,222	(9)	*
Mark A. Zwecker (10)	338,430	(10)	*
Steven Baughman (11)	366,676	(11)	*
Larry McNamara (12)	436,667	(12)	*
Robert Schreiber, Jr. (13)	236,036	(13)	*
Directors and Executive Officers as a Group (11 persons)	4,238,505		7.69%

*Indicates beneficial ownership of less than one percent (1%).

(1) See footnote (1) of the table under “Security Ownership of Certain Beneficial Owners”.

(2) The business address of each person, for the purposes hereof, is c/o Perma-Fix Environmental Services, Inc., 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

(3) These shares include (i) 543,934 shares held of record by Dr. Centofanti; (ii) options to purchase 336,667 shares, which are immediately exercisable; and (iii) 304,000 shares held by Dr. Centofanti's wife. Dr. Centofanti has sole voting and investment power of these shares, except for the shares held by Dr. Centofanti's wife, over which Dr. Centofanti shares voting and investment power.

(4) Mr. Colin has sole voting and investment power over these shares which include: (i) 85,341 shares held of record by Mr. Colin, and (ii) options to purchase 80,000 shares of Common Stock, which are immediately exercisable.

(5) Mr. Ferguson has sole voting and investment power over these shares which include: (i) 141,719 shares of Common Stock held of record by Mr. Ferguson, (ii) 27,046 shares held in Mr. Ferguson’s individual retirement account, (iii) 24,018 shares held by Ferguson Financial Group LLC (“FFG LLC”), of which Mr. Ferguson is the manager; and (iv) options to purchase 30,000 shares, which are immediately exercisable.

(6) Mr. Lahav has sole voting and investment power over these shares which include: (i) 648,168 shares of Common Stock held of record by Mr. Lahav; (ii) options to purchase 80,000 shares, which are immediately exercisable.

(7) Mr. Reeder has sole voting and investment power over these shares which include: (i) 335,184 shares of Common Stock held of record by Mr. Reeder, and (ii) options to purchase 75,000 shares, which are immediately exercisable.

(8) Mr. Shelton has sole voting and investment power over these shares which include: (i) 8,397 shares of Common Stock held of record by Mr. Shelton, and (ii) options to purchase 42,000 shares, which are immediately exercisable.

(9) Dr. Young has sole voting and investment power over these shares which include: (i) 21,222 shares held of record by Dr. Young; and (ii) options to purchase 78,000 shares, which are immediately exercisable.

(10) Mr. Zwecker has sole voting and investment power over these shares which include: (i) 258,430 shares of Common Stock held of record by Mr. Zwecker; and (ii) options to purchase 80,000 shares, which are immediately exercisable.

(11) Mr. Baughman has sole voting and investment power over these shares.

(12) Mr. McNamara has sole voting and investment power over these shares which include: options to purchase 436,667 shares, which are immediately exercisable.

(13) Mr. Schreiber has joint voting and investment power, with his spouse, over 104,369 shares of Common Stock beneficially held and sole voting and investment power over options to purchase 131,667 shares, which are immediately exercisable.

PROPOSAL 2 – APPROVAL OF THE FIRST AMENDMENT TO THE 2003 OUTSIDE DIRECTORS STOCK PLAN

Background. In 2003, the Board of Directors adopted the 2003 Outside Directors Stock Plan (the "2003 Plan"), and the 2003 Plan was approved by our stockholders at the annual meeting held on July 29, 2003. The 2003 Plan authorizes the grant of non-qualified stock options and stock awards to each member of our Board of Directors who is not our employee. Currently, we have seven outside directors. The Board of Directors believes that the 2003 Plan serves to:

(a)	attract and retain qualified members of the Board of Directors who are not our employees, and

(b)
enhance such outside directors’ interests in our continued success by increasing their proprietary interest in us and more closely aligning the financial interests of such outside directors with the financial interests of our stockholders.

First Amendment. Currently, the maximum number of shares of our Common Stock that may be issued under the 2003 Plan is 1,000,000, of which 412,465 shares have previously been issued under the 2003 Plan, and 426,000 shares are issuable under outstanding options granted under the 2003 Plan. As a result, an aggregate of 838,465 of the 1,000,000 shares authorized under the 2003 Plan have been previously issued or reserved for issuance, and only 161,535 shares remain available for issuance under the 2003 Plan. In order to continue the benefits that are derived through the 2003 Plan, on June 9, 2008, our Compensation and Stock Option Committee approved and recommended that our Board of Directors approve the First Amendment to the 2003 Plan (the "First Amendment") to increase from 1,000,000 to 2,000,000 the number of shares of our Common Stock reserved for issuance under the 2003 Plan. Our Board of Directors approved the First Amendment to the 2003 Plan on June 13, 2008. The adoption of the First Amendment to the 2003 Plan is subject to shareholder approval. The First Amendment is attached as Appendix “A” to this Proxy Statement.

Pursuant to Rule 16b-3 of the Securities Exchange Act, as amended, and the NASDAQ rules, our stockholders are being asked to approve the First Amendment to the 2003 Plan at the annual meeting. The principal features of the 2003 Plan, as amended by the First Amendment, are summarized below, but such summary is qualified in its entirety by reference to the terms of the First Amendment, as set forth in Exhibit "A" to this Proxy Statement. Our Board of Directors unanimously recommends that stockholders approve the First Amendment to the 2003 Plan.

Available Shares. If the First Amendment is adopted, the 2003 Plan will provide that the maximum number of shares of our Common Stock that may be issued under the 2003 Plan is 2,000,000 shares (subject to adjustment as provided in the 2003 Plan), of which 838,465 have previously been issued or reserved for issuance under the 2003 Plan. As of the record date, the fair market value of a share of our common stock was $2.29, based on the closing price of such stock as reported on NASDAQ on such date. As a result, the aggregate fair market value of the additional 1,000,000 shares of our Common Stock that may be granted under the 2003 Plan if the First Amendment is approved was $2,290,000 as of the record date. Shares of our Common Stock subject to options that are canceled or expired without being exercised will again be available for awards under the 2003 Plan. The shares of Common Stock to be delivered under the 2003 Plan will be made available from our authorized and unissued shares.

Eligibility. Each member of our Board of Directors who is not our employee ("Eligible Director") is eligible to receive options and awards under the 2003 Plan. As of the date of this Proxy Statement, seven persons are eligible to participate in the 2003 Plan. If new or additional non-employee directors are added to our Board of Directors, they will be eligible to participate in the 2003 Plan.

Grant of Options. Each Eligible Director automatically receives an option to purchase 30,000 shares of Common Stock on the date the Eligible Director is initially elected to the Board of Directors. Thereafter, each Eligible Director receives an option to acquire an additional 12,000 shares of Common Stock on each date the Eligible Director is reelected to the Board of Directors by our stockholders. The options granted under the 2003 Plan are non-qualified stock options, which do not qualify as “incentive stock options" under Section 422 of the Internal Revenue Code, as amended (the "Code").

Option Terms. The 2003 Plan provides that the terms of each option granted will include the following:

●
Exercise Price. The exercise price of options will be the fair market value of the shares of Common Stock subject to the option on the business day preceding the date the option is granted. Common Stock purchased upon the exercise of an option granted under the 2003 Plan must be paid in cash in full at the time of exercise. Options must be exercised for not less than 1,000 shares of Common Stock unless the remaining shares that are exercisable are less than 1,000 shares.

●	Term. No option shall be exercisable until after the expiration of at least six months from the date the option was granted. Each option will expire 10 years from the date the option is granted.

Stock in lieu of Director Fees Payable in Cash. The 2003 Plan provides that an Eligible Director may elect to receive either:

●	65% of the fee payable to the Eligible Director for service on our Board (the "Director Fee") in Common Stock with the balance paid in cash, or

●	100% of the Director Fee in Common Stock.

The number of shares of Common Stock issuable to the Eligible Directors in lieu of Director Fees payable in cash is determined by valuing the Common Stock at 75% of its fair market value on the business day immediately preceding the date that the Director Fee is due. No shares of Common Stock received in lieu of Director Fees paid in cash may be transferred by an Eligible Director until after the expiration of six months from the date the shares are issued.

Amendment or Termination. The Board of Directors may amend or modify the 2003 Plan at any time (except as otherwise provided in the 2003 Plan); provided however, the Board of Directors may not amend the 2003 Plan more than once every six months with respect to the provisions relating to the grant of options, except to comport with changes in the Code, the Employee Retirement Income Securities Act, or rules thereunder. No amendment shall be effective without shareholder approval if shareholder approval is required to apply with applicable law or stock exchange rules.

Adjustments. Subject to any required action by our stockholders, the number of shares of common stock for which options may granted and the number of shares of common stock then subject to options previously granted will be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of our common stock resulting from a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend. Such adjustments shall be made solely by the Board of Directors.

Federal Tax Consequences:

•
Stock Options. An optionee will realize no taxable income at the time an option is granted under the 2003 Plan. Ordinary income will generally be realized by the optionee at the time the optionee exercises of an option. The amount of income will be equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Tax withholding may be required on such income at the time of exercise by the optionee. We are entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income on the exercise of an option. When an optionee disposes of shares of Common Stock acquired upon the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long or short-term capital loss depending upon the holding period of the shares.

•
Stock Awards. An Eligible Director will recognize ordinary income upon the issuance of shares of Common Stock in lieu of cash Director Fees in an amount equal to the fair market value of the shares received, adjusted for certain marketability restrictions of these shares. Tax withholding may be required on such income at the time of issuance. We generally will be entitled to a federal income tax deduction on the date of issuance equal to the amount the Eligible Director recognizes as ordinary income. When a participant sells shares received as a stock award, the participant will recognize capital gain or loss equal to the difference between the amount the participant recognized as ordinary income (adjusted for certain marketability restrictions of these shares) and the fair market value of the shares on the date of the sale.  Such capital gain or loss will be treated as long term or short term, depending on the holding period of the shares."

The above-described tax consequences are based upon present federal income tax laws, and thus are subject to change when laws change.

Vote Required. The affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Meeting is required for the adoption of the First Amendment to the 2003 Outside Directors Stock Plan.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FIRST AMENDMENT TO THE 2003 OUTSIDE DIRECTORS STOCK PLAN.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed BDO Seidman, LLP (“BDO”) as independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2008. BDO has been the Company’s independent auditor since December 18, 1996. It is expected that representatives of BDO will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the Meeting and entitled to vote is required for adoption of this proposal.

Audit Fees
The aggregate fees and expenses billed by BDO Seidman, LLP (“BDO”) for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2007 and 2006, for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for those fiscal years, and for review of documents filed with the Securities and Exchange Commission for those fiscal years were approximately $557,000 and $478,000, respectively. Audit fees for 2007 and 2006 include approximately $175,000 and $195,000, respectively, in fees related to the audit of internal control over financial reporting. Approximately 8% and 7% of the total hours spent on audit services for the Company for the years ended December 31, 2006, were spent by Cross, Fernandez and Riley, LLP (“CFR”) and by McLeod and Company, respectively, members of the BDO alliance network of firms. Such members are not full time, permanent employees of BDO. No members of any BDO alliance network of firms performed audit services for the Company for the years ended December 31, 2007

Audit-Related Fees
BDO was not engaged to provide audit related services to the Company for the fiscal years ended December 31, 2007 and 2006. The aggregate fees billed by CFR for audit related services to the Company for the fiscal year ended December 31, 2007 was approximately $4,200.

CFR audited the Company's 401(k) Plan during 2007 and 2006, and billed $10,000 and $11,000, respectively.

Tax Services
BDO was not engaged to provide tax services to the Company for the fiscal year ended December 31, 2007 and 2006.

The aggregate fees billed by CFR for tax compliance services for 2007 and 2006 were approximately $7,800 and $34,000, respectively. CFR was engaged to provide consulting on corporate tax issues for the fiscal year ended December 31, 2006, resulting in fees billed of approximately $4,300.

All Other Fees
BDO was engaged to provide services related to the acquisition of Nuvotec USA, Inc. and its who1ly owned subsidiary, Pacific EcoSolutions, Inc. (“PEcoS”) and other corporate related matters for the fiscal year ended December 31, 2007, resulting in fees totaling approximately $12,000. In 2006, BDO was engaged to provide services related to our proposed acquisition of Nuvotec USA, Inc. and its who1ly owned subsidiary, Pacific EcoSolutions, Inc. (“PEcoS”), resulting in fees of approximately $4,300.

The Audit Committee of the Company's Board of Directors has considered whether BDO’s provision of the services described above for the fiscal years ended December 31, 2007 and 2006, is compatible with maintaining its independence. The Audit Committee also considered services performed by CFR and McLeod and Company to determine that it is compatible with maintaining independence.

Engagement of the Independent Auditor
The Audit Committee is responsible for approving all engagements with BDO and any members of the BDO alliance network of firms to perform audit or non-audit services for us, prior to engaging these firms to provide those services. All of the services under the headings Audit Fees, Audit Related Fees, Tax Services, and All Other Fees were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee's pre-approval policy provides as follows:

•
The Audit Committee will review and pre-approve on an annual basis any known audit, audit-related, tax and all other services, along with acceptable cost levels, to be performed by BDO and any members of the BDO alliance network of firms. The Audit Committee may revise the pre-approved services during the period based on subsequent determinations. Pre-approved services typically include: statutory audits, quarterly reviews, regulatory filing requirements, consultation on new accounting and disclosure standards, employee benefit plan audits, reviews and reporting on management's internal controls and specified tax matters.

•	Any proposed service that is not pre-approved on the annual basis requires a specific pre-approval by the Audit Committee, including cost level approval.
•
The Audit Committee may delegate pre-approval authority to one or more of the Audit Committee members. The delegated member must report to the Audit Committee, at the next Audit Committee meeting, any pre-approval decisions made.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE REAPPOINTMENT OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who wishes to present a proposal for consideration at the annual meeting of stockholders to be held in 2009 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be considered for inclusion in the Company’s proxy materials relating to the 2009 Annual Meeting of Stockholders, the stockholder must submit such proposal in writing to the Company so that it is received no later than March 6, 2009. Any stockholder proposal submitted with respect to the Company’s 2009 Annual Meeting of Stockholders which proposal is received by the Company after May 20, 2009, will be considered untimely for purposes of Rule 14a-4 under the Exchange Act, and the Company may vote against such proposal using its discretionary voting authority as authorized by proxy. Such proposals should be addressed to the Secretary of the Corporation, Perma-Fix Environmental Services, Inc., 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

OTHER MATTERS

Other Business
The Board of Directors has no knowledge of any business to be presented for consideration at the Meeting other than as described above. Should any such matters properly come before the Meeting or any adjournment thereof, the persons named in the enclosed Proxy Card will have discretionary authority to vote such proxy in accordance with their best judgment on such matters and with respect to matters incident to the conduct of the Meeting.

Additional copies of the Annual Report and the Notice of Annual Meeting, Proxy Statement and accompanying Proxy Card may be obtained from the Company.

In order to assure the presence of the necessary quorum at the Meeting, please sign and mail the enclosed Proxy Card promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the Proxy Card will not prevent your attending the Meeting and voting in person, should you so desire.

Annual Report on Form 10-K/A
A copy of the Company’s 2007 Annual Report accompanies this Proxy Statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K/A (without exhibits) for the fiscal year ended December 31, 2007, including the financial statements and schedules, which the Company has filed with the Securities and Exchange Commission. Copies of the exhibits to the Form 10-K/A are available, but a reasonable fee per page will be charged to the requesting stockholder. Each written request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of the Company’s Common Stock entitled to vote at the Meeting. Stockholders should direct the written request to the Company’s Chief Financial Officer at 8302 Dunwoody Place, Suite 250, Atlanta, Georgia 30350.

Order of the Board of Directors

Steven Baughman
Secretary
Atlanta, Georgia
July 3, 2008

APPENDIX “A”

FIRST AMENDMENT
to
2003 OUTSIDE DIRECTORS STOCK PLAN

THIS FIRST AMENDMENT TO THE PERMA-FIX ENVIRONMENTAL SERVICES, INC. 2003 OUTSIDE DIRECTORS STOCK PLAN (the “First Amendment”) was approved by the Board of Directors (the “Board”) of Perma-Fix Environmental Services, Inc. (the “Company”) to be effective on June 13, 2008, subject to the approval of the shareholders of the Company.

WHEREAS, Article VII of the 2003 Outside Directors Stock Plan (the “Plan”), provides that the Board may at any time, and from time to time and, in any respect amend or modify the Plan;

WHEREAS, as of June 5, 2008, the maximum number of shares of our common stock that may be issued under the Plan is 1,000,000 shares (subject to adjustment as provided in the 2003 Plan), of which 838,465 have previously been issued or reserved for issuance under the Plan, comprised of 412,465 shares previously been issued under the Plan, and 426,000 shares issuable under outstanding options granted under the Plan;

WHEREAS, in order to continue to attract and retain qualified members of the Board who are not employees of the Company, the Board is of the opinion that it is necessary that the maximum number of shares of Common Stock that may be issued under the Plan be increased from 1,000,000 to 2,000,000 shares (subject to adjustment as provided in the Plan); and,

NOW, THEREFORE, the following amendments to the plan are unanimously adopted by the Board, subject to the approval of the shareholders of the Company:

Amendment to Section 4.1:

Section 4.1 of the Plan is hereby amended by deleting the number “1,000,000" from the first full sentence contained therein and substituting in lieu thereof the number “2,000,000."

The Plan is hereby amended and modified only to the extent specifically amended or modified by this First Amendment to the 2003 Outside Directors Stock Plan. None of the other terms, conditions or provisions of the Plan, is amended or modified by this First Amendment to the 2003 Outside Directors Stock Plan.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Perma-Fix Environmental Services, Inc.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders to be held August 5, 2008

The undersigned hereby appoints Dr. Louis F. Centofanti and Steven Baughman, and each of them severally, the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of the Stockholders of Perma-Fix Environmental Services, Inc. (the “Company”) at the Crowne Plaza Hotel, Atlanta-Airport, 1325 Virginia Avenue, Atlanta, Georgia 30344, at 10:00 a.m. (EDST), on August 5, 2008, and at any adjournment of that meeting, and to vote the undersigned’s shares of Common Stock, as designated on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

VOTE BY INTERNET OR MAIL
QUICK êêêEASY êêê IMMEDIATE

Voting by Internet is quick, easy and immediate. As a stockholder of Perma-Fix Services, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Daylight Saving Time, on August 4, 2008.

To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY.

To Vote Your Proxy by Mail
Mark, sign, and date your proxy card below, detach it, and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE IN ITEMS 1, 2 AND 3. IF THE UNDERSIGNED MAKES NO SPECIFICATIONS, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4.

			FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS (To withhold authority to vote for an individual nominee, strike through the nominees name below)		☐	☐	2. 3.	PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE 2003 OUTSIDE DIRECTORS STOCK PLAN RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2008	☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐
	01 Dr. Louis F. Centofanti	05 Joe R. Reeder
	02 Jon Colin	06 Larry Shelton
	03 Robert L. Ferguson	07 Dr. Charles E. Young
	04 Jack Lahav	08 Mark A. Zwecker

					4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature _______________________________________________ Signature _______________________________________ Date _________________
Please sign exactly as your name appears below, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this Proxy Card. Persons signing in fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both should sign.